Exhibit 3

EXECUTION COPY

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (together with all exhibits and schedules hereto, and as amended, modified or supplemented from time to time, this “Agreement”) is made as of this day of May 17, 2012, by and between David Zinberg and Marina Zinberg (collectively, the “Contributing Stockholders”), on the one hand, and Glendon Group, Inc., a Delaware corporation (the “Parent”), on the other hand.

RECITALS

A.            Concurrently with the execution of this Agreement, Parent, Bidz Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and BIDZ.com, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent (the “Surviving Corporation”), and (ii) the stockholders of the Company (other than the Parent or any Subsidiary thereof) will receive cash in exchange for their shares of common stock, par value $0.001 per share, of the Company (“Bidz Common Stock”);

B.            As a condition and inducement to the Parent entering into the Merger Agreement, concurrently with the execution and delivery of this Agreement, the Contributing Stockholders are entering into a Voting Agreement (as amended from time to time, the “Voting Agreement”), by and between such Contributing Stockholders, on the one hand, and Parent, on the other, pursuant to which the Contributing Stockholders are agreeing to vote all shares of Bidz Common Stock beneficially owned by them in favor of the adoption of the Merger Agreement and approval of the Merger, subject to the terms and conditions of the Voting Agreement.

C.            As a condition and inducement to the Parent entering into the Merger Agreement, the Contributing Stockholders have agreed to contribute to the Parent, immediately prior to the effective time of the Merger (the “Effective Time”), all shares of Bidz Common Stock beneficially owned by them as of immediately prior to the Effective Time, in exchange for shares of common stock, par value $0.001 per share, of the Parent ( “Parent Common Stock”), on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1. Interpretation of this Agreement.

(a) Defined Terms.  Capitalized Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

(b) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

2. Contribution of Bidz Common Stock; Issuance of Shares.

(a) Contribution of Bidz Common Stock.  Immediately prior to (but subject to) the Effective Time, the Contributing Stockholders shall contribute, assign and transfer to the Parent, and the Parent shall accept, all shares of Bidz Common Stock directly or indirectly beneficially owned by the Contributing Stockholders at such time, as set forth opposite each Contributing Stockholder’s name on Exhibit A hereto (the “Contributed Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.  The Contributing Stockholders covenant and agree that while this Agreement remains in effect, they will not to sell, pledge, transfer or assign the Contributed Shares to any Person, nor subject the Contributed Shares to any liens, claims or encumbrances of any kind whatsoever, in each case which reasonably could prevent or delay the contribution of the Contributed Shares upon the terms and subject to the conditions in this Agreement.

(b) Issuance of Shares. In consideration for each Contributing Stockholder’s contribution of the Contributed Shares to the Parent pursuant to Section 2(a), the Parent shall issue the number of shares of Parent Common Stock as set forth opposite each Contributing Stockholder’s name on Exhibit A hereto (the “Shares”), free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.

(c) Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Contributing Stockholders as follows:

(i) Organization; Power and Authority. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Parent has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  Before giving effect to the transactions contemplated herein, the Parent does not and will not have any Subsidiaries (other than Merger Sub), and does not and will not beneficially own, directly or indirectly, any Bidz Common Stock or any capital stock or other equity interests in any other Person, other than any beneficial ownership arising solely by virtue of the terms of the Voting Agreement and this Agreement.

(ii) Authorization of Transaction; Agreement Binding. The Parent has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.

(iii) No Conflict. The execution, delivery and performance of this Agreement by the Parent does not and will not violate, conflict with, or result in a breach of or default under (A) the Parent’s or the Merger Sub’s certificate of incorporation or bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Parent or Merger Sub is a party or by which any of their respective assets or properties are or may be bound.

(d) Representations and Warranties of the Contributing Stockholders. Each Contributing Stockholder hereby represents and warrants to the Parent as follows:

(i) Capacity. The Contributing Stockholder has full capacity to execute and deliver, and to perform such Contributing Stockholder’s obligations under, this Agreement.

(ii) Agreement Binding. This Agreement constitutes the valid and legally binding obligation of the Contributing Stockholder, enforceable in accordance with its terms.

(iii) Acquisition for Investment. Upon the contribution of the Contributed Shares to the Parent described herein, Contributing Stockholder will acquire the Shares for investment purposes only, solely for such Contributing Stockholder’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(iv) Accredited Investor. Each Contributing Stockholder is (and as of immediately prior to the Effective Time will be) an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(v) Title to Contributed Shares. Each Contributing Stockholder owns (and as of immediately prior to the Effective Time will own) the Contributed Shares set forth opposite such Contributing Stockholder’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever which reasonably could prevent or delay the contribution of the Contributed Shares upon the terms and subject to the conditions in this Agreement.

3. Termination. This Agreement and the obligation of the Contributing Stockholders to contribute the Contributed Shares will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date of any Adverse Recommendation Change under the Merger Agreement, or (d) the termination of the Voting Agreement in accordance with the terms thereof.

4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

5. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to its subject matter and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, relating to the subject matter of this Agreement.

6. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied or PDF signature shall be deemed a manually executed and delivered original.

7. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Contributing Stockholders, the Parent, and their respective successors and permitted assigns and, where applicable, heirs and personal representatives.  This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto and the consent of the Special Committee of the Board of Directors of the Company which shall be deemed a third party beneficiary hereof entitled to enforce the same.

8. Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state of Delaware without regard to the conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.

10. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

11. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Contributing Stockholders and the Parent, and in no circumstance (regardless of whether the parties consent thereto) may the terms or timing of the contribution of the Contributed Shares in exchange for the Shares be changed (and no amendment or waiver of the terms of Section 7 above, this Section 11 or Section 13 below shall be effective) without prior written notice to, and consent of, the Special Committee of the Board of Directors of the Company.  The parties intend and agree that the second sentence of Section 7 above and this Section 11 are for the express benefit of the Company and therefore, notwithstanding Section 13 or anything to the contrary in this Agreement, the Special Committee of the Board of Directors of the Company shall be entitled to enforce compliance with such provisions in the name and on behalf of the Company as an express third party beneficiary hereof.

12. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

13. No Third Party Beneficiary. Subject to the second sentence in Section 7 and Section 11, except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year first above written.

GLENDON GROUP, INC.

By:
Name:

Title:

Address: 2425 Colorado Blvd. Suite B-205 Santa Monica, California 90404

DAVID ZINBERG

MARINA ZINBERG

Signature Page to Contribution Agreement

EXHIBIT A

CONTRIBUTED SHARES AND SHARES

Contributing Stockholder	Contributed Shares	Parent Shares to be Issued upon Contribution
David Zinberg	2,867,114
Marina Zinberg	3,838,127